                                                                     EXHIBIT 3.4



                           CERTIFICATE OF DESIGNATION
                                       OF
            SERIES A VOTING PARTICIPATING CONVERTIBLE PREFERRED STOCK
                                       OF
                               FRESH CHOICE, INC.

         Fresh Choice, Inc., a Delaware corporation, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors of said corporation by virtue of its Certificate of Incorporation as amended and in accordance with Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors has duly adopted a resolution providing for the issuance of a series of Preferred Stock, par value $0.001 per share, designated as Series A Voting Participating Convertible Preferred Stock, which resolution reads as follows:

         "BE IT RESOLVED, that the Board of Directors (the "Board of Directors") of Fresh Choice, Inc., a Delaware corporation (the "Corporation"), hereby authorizes the issuance of a series of Preferred Stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

         SECTION 1. DESIGNATION. The distinctive serial designation of said series shall be "Series A Voting Participating Convertible Preferred Stock" (hereinafter called "Series A"). Each share of Series A shall be identical in all respects with all other shares of Series A except as to the dates from and after which dividends thereon shall be cumulative.

         SECTION 2. NUMBER OF SHARES. The number of shares in Series A shall initially be 1,187,906, which number may from time to time be increased or decreased (but not below the total number thereof then outstanding and reserved for issuance) by the Board of Directors. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         SECTION 3. DIVIDENDS. So long as any share of Series A remains outstanding, the holders of shares of Series A shall be entitled to participate, on an "as converted" basis, in and to receive, when, as and if declared by the Board of Directors of the Corporation, but only out of funds legally available therefore, any and all cash dividends and other distributions paid or made with respect to any junior stock. So long as any share of Series A remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any junior stock, unless, contemporaneously therewith, a dividend or other distribution on the shares of the Series A then outstanding shall have been declared and set apart for payment as hereinafter provided. All dividends and other distributions paid or made by the Corporation at any time as any share of the Series A remains outstanding shall be paid or distributed among the holders of the Common Stock and the Series A in proportion to the shares of Common Stock then held by the holders of the Common Stock and the shares of Common Stock which the holders of the Series A then have the right to acquire upon conversion of the shares of Series A then held by them.

         In addition to the foregoing, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation (a "Liquidation") following the occurrence of an Event of Non-Compliance, and continuing through and including the date on which any such Liquidation occurs, the holders of the Series A shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, but only out of funds legally available therefore, cumulative preferential cash dividends at the annual rate of $0.56 per share, and no more, calculated from the first date of the occurrence of an Event of Non-Compliance, and payable pursuant to Section 4 hereof. So long as any share of Series A remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any junior stock, and no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, unless all accrued dividends on all outstanding shares of Series A shall have been paid. For the sole purpose of this paragraph, any merger, consolidation or sale of substantially all the assets of the Corporation shall be deemed to be a Liquidation for the purposes of such rights to cumulative preferential dividends, and shall be paid prior to the consummation of any such transaction.

         SECTION 4. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, after payment in full of all amounts, if any, owing to the holders of the Corporation's Series B Non-Voting Participating Convertible Preferred Stock (hereinafter called "Series B") and Series C Non-Voting Participating Convertible Preferred Stock (hereinafter called "Series C"), but before any distribution or payment shall be made to the holders of any junior stock, the holders of shares of Series A shall be entitled to be paid in full an amount equal to $4.63 per share, together with all accrued dividends to such distribution or payment date whether or not earned or declared. After payment in full of all amounts owing to the holders of shares of Series A as herein provided, the remaining assets of the Corporation, if any, may be distributed by the Corporation as provided in Section 281 of the General Corporation Law of the State of Delaware or other controlling provision of applicable law, and the holders of shares of Series A shall have no right to participate in any such distributions.

         SECTION 5. CONVERSION RIGHTS. The holders of shares of Series A shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Series A shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is determined by dividing $4.63 by the Current Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A (the "Stated Conversion Price") shall initially be $4.63 per share of Common Stock. The Stated Conversion Price shall be adjusted from and after the date of filing this Certificate (the "Original Filing Date") as hereinafter provided. The Stated Conversion Price at any time in effect or, in the case of any such adjustment, such Stated Conversion Price as most recently so adjusted, is herein called the "Current Conversion Price."

                  (b) MANDATORY CONVERSION. At the option of the Corporation, each share of Series A shall be converted into shares of Common Stock at the Current Conversion Price then in effect at any time after both the following conditions shall have been satisfied: (i) either (A) the average Closing Prices (as hereinafter defined) for the Common Stock during any 120-day consecutive Trading Day (as hereinafter defined) period beginning on the first anniversary following the filing of this Certificate shall equal or exceed $15.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), or (B) the Corporation shall have consummated the sale of originally issued shares of Common Stock equal to or greater than 25% of the total number of shares outstanding immediately preceding the date of such original issuance (calculated on a fully diluted basis) at a price per share (prior to underwriters' discounts and expenses) of Common Stock equal to or greater than $15.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) pursuant to a firm commitment, underwritten public offering registered pursuant to the provisions of the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation; and (ii) the shares of the Common Stock issuable upon conversion of the Series A shall have been registered for resale in the open market without restriction by any holder of the Series A who receives Common Stock pursuant to this mandatory conversion provision pursuant to an effective shelf registration statement under the Securities Act of 1933, as amended, and the Corporation shall have agreed to keep such registration effective until the holder of the Series A receiving Common Stock pursuant to this mandatory conversion provision shall be free to resell such Common Stock in the open market without restrictions. The Corporation may exercise its option by delivering to the holders of the Series A and the transfer agent for the Series A a certificate from the Corporation's independent certified public accountants certifying compliance with both of the conditions set forth above. As used herein, the term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on The Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trade thereon, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or market, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of that National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; and the term "Trading Day" shall mean a day on which the principal national securities exchange or market on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, The City of New York, are not authorized or obligated by law or executive order to close.

                  (c) MECHANICS OF CONVERSION. Before any holder of Series A shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) ADJUSTMENTS TO CURRENT CONVERSION PRICE FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that the Corporation at any time or from time to time after the Original Filing Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Current Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (e) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If at any time after the Original Filing Date the Common Stock issuable upon conversion of the Series A shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Current Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A immediately before that change.

                  (f) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Filing Date there is a capital reorganization or reclassification of the capital stock of the Corporation (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5) or a merger, consolidation or sale of all or substantially all of the assets of the Corporation, as a part of and as a condition to such capital reorganization or reclassification, merger, consolidation or sale of assets provision shall be made so that the holders of the Series A shall thereafter be entitled to receive upon conversion of the Series A the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A would have been entitled on such capital reorganization or reclassification, merger, consolidation or sale of assets, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this
         Section 5 with respect to the rights of the holders of Series A after the capital reorganization, merger, consolidation or sale of assets to the end that the provisions of this Section 5 (including adjustment of the Current Conversion Price then in effect and the number of shares issuable upon conversion of the Series A) shall be applicable after that event and be as nearly equivalent as practicable.

                  (g) NO IMPAIRMENT. From and after the Original Filing Date, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5, and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A against impairment.

                  (h) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Current Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A and Series B Non-Voting Participating Convertible Preferred Stock (hereinafter called "Series B") a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A or Series B, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Current Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A.

                  (i) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time after the Original Filing Date: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
         (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other, rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A and Series B:

                           (i) at least twenty (20) days' prior written notice
                  of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                           (ii) in the case of the matters referred to in (iii)
                  and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  (j) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (k) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                  (l) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series A. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                  (m) NOTICES. Any notice required by the provisions of this
         Section 5 to be given to the holders of shares of Series A and Series B shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

                  (n) MEANING OF "COMMON STOCK". For the purpose of this Section 5, the term "Common Stock" shall include any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series A shall include only shares of the class designated as Common Stock as of the original date of issuance of shares of Series A or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

                  (o) POSTPONEMENT OF ADJUSTMENTS; CALCULATIONS. Any adjustment in the conversion price otherwise required by this Section 5 to be made may be postponed if such adjustment (plus any other adjustments postponed pursuant to this paragraph 5(o) and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations hereunder shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (p) TAX ADJUSTMENTS. The Board of Directors may make such adjustments in the conversion price, in addition to those required by this Section 5, as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 5, and its action in so doing shall be final and conclusive.

                  (q) ADJUSTMENTS APPLICABLE TO NEW SECURITIES. In the event that any time, as a result of an adjustment made pursuant to the provisions hereof, the holder of any shares of Series A thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of such shares of Series A shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 5 with respect to the Common Stock shall apply on like terms to any such other shares.

                  (r) ACCOUNTANTS' CERTIFICATE. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 5.

         SECTION 6. VOTING RIGHTS. The holders of shares of Series A shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

         The holders of Series A shall be entitled to vote, voting together with the holders of Common Stock as a single class, on all matters submitted to a vote of, or approval by, the Corporation's stockholders. Each holder of Series A shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A held by such holder are, at the time of any vote or approval, then convertible (in each case, rounded up to the next whole share).

         At any time when the Requisite Shares shall be outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the consent of the holders of at least a majority of the shares of Series A at the time outstanding, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for authorizing, effecting or validating any of the following actions; provided, however, if there are members of the Corporation's Board of Directors who have been elected to hold such office by the holders of the Series A, or appointed to hold such office, pursuant to, or in accordance with, the provisions hereof, then the approval of the holders of the Series A shall be necessary only for authorizing, effecting or validating any of the following actions which have not been approved by each of such members:

                           (i) Any amendment, alteration or repeal of any of the
                  provisions of the Certificate of Incorporation, or of the Bylaws, of the Corporation affecting in any manner whatsoever meetings of stockholders, special meetings, meeting notices, quorums, size of board, vacancies on the board, or provisions relating to the amendment of the Certificate of Incorporation or Bylaws;

                           (ii) The authorization or creation of, or the
                  increase in the authorized number of, any shares of any class or series or any security convertible into shares of any class or series ranking prior or senior to, or pari passu or on a parity with, the shares of Series A in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends or otherwise, or any increase or decrease (but not below the number of shares thereof then outstanding) in the authorized number of shares of Series A;

                           (iii) The merger or consolidation of the Corporation
                  with or into any other corporation or other entity, or the sale of all or substantially all of the assets of the Corporation, or any other business combination (as such term is defined in Section 203 of the Delaware General Corporation Law;

                           (iv) Any increase in the number of Directors
                  constituting the whole Board of Directors of the Corporation to more than seven;

                           (v) Any "fundamental change" transaction, including,
                  without limitation, any transaction or other event pursuant to which the Corporation would change its principal business activity or add additional business activities or other lines of business;

                           (vi) Material deviations from annual operating or
                  capital budgets;

                           (vii) Material changes in the operating strategy of
                  the Corporation;

                           (viii) Any acquisition or repurchase of any security
                  of the Corporation except as permitted or required by any employee benefit plan of the Corporation duly authorized and approved by the Corporation's stockholders prior to its implementation by the Corporation;

                           (ix) Any incurrence of, or the entering into any
                  contract or agreement to alter or amend the instruments governing, any indebtedness for borrowed money or capital leases (including liens and leases) in an aggregate amount greater than $5,000,000; or

                           (x) The creation of or investment in any subsidiary
                  of the Corporation.

         So long as the Requisite Shares and any shares of Series A are outstanding, if and whenever an Event of Non-Compliance shall occur, and for so long as any Event of Non-Compliance shall be continuing, the number of Directors then constituting the whole Board of Directors shall be automatically increased to create such number of vacancies as are necessary so that such vacancies constitute a majority of the whole Board of Directors, and the holders of shares of Series A at the time outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose,voting separately as a class, shall be entitled to elect the additional directors necessary to fill such newly created vacancies. Whenever all Events of Non-Compliance shall have been cured or waived, then the right of the holders of the shares of Series A to elect such additional directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future occurrences), and the terms of office of all persons elected as Directors by the holders of the shares of Series A shall forthwith terminate and the number of Directors constituting the whole Board of Directors shall be reduced accordingly.

         At any time after any additional voting power shall have been so vested in the holders of shares of Series A, the Secretary of the Corporation may, and upon the written request of any holder of shares of Series A (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the shares of Series A for the election of the Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the Directors elected by the holders of the shares of Series A, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Directors elected by the holders of the shares of Series A or the successor of such remaining Directors. Any Directors who shall have been elected by the holders of Series A or by any Directors so elected may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the Series A, voting separately as a single class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of Series A represented at such meeting or pursuant to such written consent. If the holders of shares of Series A become entitled under the foregoing provisions to elect or participate in the election of Directors, such entitlement shall not affect the right of such holders to vote as stated in the first paragraph of this Section 6.

         SECTION 7. COVENANTS; "EVENT OF NON-COMPLIANCE" DEFINED. For so long as the Requisite Shares shall be outstanding, the Corporation shall do each of the following:

                  (a) PROFITABILITY. The Corporation's consolidated net income before all amounts properly recorded for interest, taxes, depreciation and amortization ("EBITDA"), in each case, as set forth in the audited financial statements of the Corporation for the fiscal years indicated, shall be, (i) for fiscal year 1996, $1,500,000; (ii) for fiscal year 1997, $3,500,000; and (iii) for fiscal year 1998, $5,500,000. As used herein, the term "EBITDA Period" means each fiscal year of the Corporation ending in December 1996, December 1997, and December 1998; and the term "EBITDA Target" for any EBITDA Period means the dollar amount of EBITDA required to be earned by the Corporation for each such EBITDA Period as set forth in the preceding sentence, or as subsequently modified as hereinafter provided. If the Board of Directors of the Corporation shall unanimously and specifically authorize and approve any act or activity of the Corporation the result of which will be to reduce the Corporation's EBITDA for any EBITDA Period, and such reduction in the EBITDA is unanimously and specifically authorized and approved by the Board of Directors, the EBITDA Target or Targets, as the case may be, shall be deemed to be automatically reduced to the dollar amount equal to the amount calculated by multiplying the Corporation's new, revised budgeted EBITDA by a fraction the numerator of which is the original EBITDA Target specified for the applicable EBITDA Period in the first sentence of this paragraph and the denominator of which is the originally budgeted EBITDA for such EBITDA Period as such originally budgeted EBITDA is set forth in the Business Plan of the Corporation as of April 26, 1996.

                  (b) MATTERS REQUIRING NOTICE. The Corporation shall notify the holders of the Series A (i) ten days prior to the taking of any action to reduce any EBITDA Target, and (ii) promptly upon acquiring knowledge of the occurrence of any Event of Non-Compliance.

                  (c) "EVENT OF NON-COMPLIANCE" DEFINED. As used herein, an "Event of Non-Compliance" means (i) the breach of or violation by the Corporation of any covenant of the Corporation set forth in paragraphs
         (a) and (b) of this Section 7, and such violation is not cured or waived within 30 days, or (ii) either a monetary default or a material non-monetary default, or both, under any material bond, note or other evidence of indebtedness of the Corporation or under any indenture or other instrument under which any such evidence if indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness; provided, however, that, if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the Corporation, or be waived by the holders of such indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or other instrument, the Event of Non-Compliance hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived. In the event the Corporation's EBITDA for any EBITDA Period shall be an amount less than the EBITDA Target for such EBITDA Period, but shall be an amount equal to or greater than the product obtained by multiplying (i) the EBITDA Target for such EBITDA Period by (ii) .95 (the EBITDA Target less such amount being hereinafter called the "Shortfall"), then, in such event, the failure of the Corporation to earn an amount equal to or greater than the EBITDA Target for such EBITDA Period shall be deemed to have been cured if, for the first quarter of the Corporation's fiscal year next following the EBITDA Period during which the Corporation shall fail to have earned the EBITDA Target, the Corporation shall have earned the sum of (x) the Shortfall, plus (y) the First Quarter Projected EBITDA (as hereinafter defined). As used herein, the term "First Quarter Projected EBITDA" shall mean either (i) the amount determined by multiplying the Corporation's budgeted EBITDA for the applicable quarter by a fraction the numerator of which is the EBITDA Target for the EBITDA Period in which the quarter falls and the denominator of which is the Corporation's budgeted EBITDA for such EBITDA Period, or
         (ii) if the Corporation's budgeted EBITDA for the applicable quarter shall be a loss, then the Corporation's budgeted loss for such quarter, whichever of (i) or (ii) is less. For the purposes hereof, the references to budgeted amounts refer to the budgets of the Corporation duly approved by the Corporation's Board of Directors in the ordinary course of business and consistent with past practice.

         SECTION 8. REDUCTION IN VALUE OR SECURITY. The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designations), merger, reorganization, recapitalization, consolidation, sale of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Series A.

         SECTION 9. DEFINITIONS. As used herein with respect to Series A, the following terms shall have the following meanings:

                  (a) The term "accrued dividends," with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

                  (b) The term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, The City of New York, are not authorized or obligated by law or executive order to close.

                  (c) The term "junior stock" shall mean the Common Stock and any other series of Preferred Stock of the Corporation, or any other class or series of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed other than the Series B Non-Voting Participating Convertible Preferred Stock of the Corporation and the Series C Non-Voting Participating Convertible Preferred Stock of the Corporation, which Series B Non-Voting Participating Convertible Preferred Stock and Series C Non-Voting Participating Convertible Preferred Stock are senior to, and have preference and priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation over, the Series A.

                  (d) The term "person" shall mean any individual, corporation, partnership, joint venture, joint stock association, business trust and other business entity, trust, unincorporated organization, governmental agency or authority or any other form of entity.

                  (e) The term "Requisite Shares" means the greater of (i) 593,953 shares of the Series A, Series B and Series C, taken together, or (ii) 50% of the total shares of the Series A, Series B and Series C issued on or after the date of filing this Certificate.

                  (f) The term "subsidiary" shall mean, as to a particular parent corporation, any person of which 50% or more of the indicia of equity rights is at the time directly or indirectly owned by such parent corporation or by one or more persons controlled by, controlling or under common control with such parent corporation.

         SECTION 10. OTHER RIGHTS. The shares of Series A shall not have any powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

         IN WITNESS WHEREOF, Fresh Choice, Inc. has caused this Certificate to be signed by Robert Ferngren, its President, this 13th day of September, 1996.

                                        Fresh Choice, Inc.



                                        By  /s/ Robert Ferngren
                                          --------------------------
                                          Robert Ferngren, President